As filed with the Securities and Exchange Commission on May 10, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMBER ROAD, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	22-2590301
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

One Meadowlands Plaza
East Rutherford, New Jersey 07073
(Address, including zip code, of registrant’s principal executive offices)

2012 Omnibus Incentive Compensation Plan
(Full title of the plan)

James W. Preuninger
Chief Executive Officer
Amber Road, Inc.
One Meadowlands Plaza
East Rutherford, New Jersey 07073
(201) 935-8588
(Name and address, and telephone number, including area code, of agent for service)

Copies to:
Victor H. Boyajian, Esq.
Ira L. Kotel, Esq.
Dentons US LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 768-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value	4,500,000	(1)(2)	$8.26	(3)	$37,170,000	(3)	$4,308.00

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)
Represents additional shares of the Registrant’s common stock reserved for issuance under the 2012 Plan resulting from the adoption by the Registrant and its stockholders of a second amendment and restatement of the 2012 Plan to, among other things, increase the number of shares of common stock that the Registrant may issue under the 2012 Plan by 4,500,000 shares.

(3)
Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for purposes of calculating the registration fee on the basis of $8.26 per share, which is the average of the high and low prices per share of the Registrant’s common stock as listed on the New York Stock Exchange on May 4, 2017.

EXPLANATORY NOTE

On May 2, 2017, stockholders of Amber Road, Inc. (the “Registrant”) approved a second amendment and restatement (the “Second Amendment and Restatement”) of the Registrant’s 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”) to, among other things, make available 4,500,000 additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), for stock-based awards thereunder. The Registrant is filing this Registration Statement with the U.S. Securities and Exchange Commission (the “Commission”) to register these 4,500,000 additional shares of Common Stock. Upon stockholder approval thereof on May 2, 2017, the Second Amendment and Restatement of the 2012 Plan became effective for grants made on or after March 10, 2017.

A Registration Statement on Form S-8 (File No. 333-195231) (the “Previous Registration Statement”) was previously filed with the Commission by the Registrant on April 11, 2014, covering the registration of an aggregate of 5,146,696 shares of Common Stock under the 2012 Plan (which number included 831,660 shares of Common Stock issuable upon exercise of awards outstanding as of the date of the Previous Registration Statement). The contents of the Previous Registration Statement are hereby incorporated by reference pursuant to General Instruction E of Form S-8, except for Items 3, 5 and 8 of Part II, which are being updated by this Registration Statement.

PART II

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended, filed on March 10, 2017 and amended on March 15, 2017;

2.
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in 1. above; and

3.
The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36360) filed with the Commission on March 18, 2014, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Furthermore, all reports and other documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such reports and documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission should not be deemed incorporated by reference in this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares of the Registrant’s common stock offered hereby has been passed upon by Dentons US LLP (“Dentons”). Certain partners of Dentons own interests in the Registrant, each partner’s interest representing less than 0.1% of the Registrant’s common stock.

Item 8. Exhibits.

See the Exhibit Index below for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Rutherford, State of New Jersey, on this 10th day of May, 2017.

AMBER ROAD, INC. (Registrant)

By:	/s/ James W. Preuninger
Name:	James W. Preuninger
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James W. Preuninger and Thomas E. Conway, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him in any and all capacities, to sign the Registration Statement on Form S-8 of Amber Road, Inc., and any or all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agent, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James W. Preuninger	Chief Executive Officer and Director
James W. Preuninger	(Principal Executive Officer)	May 10, 2017

/s/ Thomas E. Conway	Chief Financial Officer
Thomas E. Conway	(Principal Financial and Accounting Officer)	May 10, 2017

/s/ Pamela F. Craven
Pamela F. Craven	Director	May 10, 2017

/s/ Kenneth M. Harvey
Kenneth M. Harvey	Director	May 10, 2017

/s/ Rudy C. Howard
Rudy C. Howard	Director	May 10, 2017

/s/ John Malone
John Malone	Director	May 10, 2017

/s/ Barry M. V. Williams
Barry M. V. Williams	Director	May 10, 2017

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Form of Amended and Restated Certificate of Incorporation of the Registrant effective March 26, 2014.	S-1/A	333-193858	3.1	March 5, 2014

4.2	Amended and Restated Bylaws of the Registrant effective March 26, 2014.	S-1/A	333-193858	3.2	March 5, 2014

4.3	Specimen Common Stock Certificate of Amber Road, Inc.	S-1/A	333-193858	4.1	March 5, 2014

4.4	2012 Omnibus Incentive Compensation Plan (amended and restated as of March 10, 2017)	DEF 14A	001-36360	Appendix A	March 29, 2017

5.1*	Opinion of Dentons US LLP.

23.1*	Consent of KPMG LLP, independent registered public accounting firm.

23.2*	Consent of Dentons US LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (contained on signature page hereto).

*	Filed herewith.